Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Fourth Quarter and Full-Year 2018 Results

Strongest Financial Performance in Over a Decade Achieved through Free Cash Flow, Revenue Growth, Higher Profit Margins, Expense Leverage, and Central Steel & Wire Contributions

2018 Highlights:

•

Generated net income attributable to Ryerson Holding Corporation of $106.0 million, or $2.81 per diluted share, including a gain on bargain purchase related to the acquisition of Central Steel & Wire (“CS&W”) of $70.0 million.

•

Achieved Adjusted EBITDA, excluding LIFO of $308.0 million, up 67.3 percent from $184.1 million in 2017. Excluding the gain on bargain purchase, CS&W contributed $8.8 million of net income and $14.6 million of Adjusted EBITDA, excl. LIFO in the second half of 2018.

•

Grew revenues by 31.0 percent compared to 2017 with higher average selling prices of 15.6 percent and higher tons shipped of 13.4 percent. On a same-store basis, Ryerson grew revenues by 20.7 percent year-over-year on 16.0 percent higher average selling prices and 4.1 percent higher tons shipped.

•	Expanded Gross Margin, excluding LIFO and purchase accounting adjustments by 150 basis points to 19.4 percent compared to the prior year.

•	Realized expense leverage as warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 13.9 percent compared to 14.3 percent in 2017.

•	Reduced debt sequentially in the fourth quarter following the CS&W acquisition by $108.5 million or by 8.6 percent on strong cash flow generation in the quarter.

•

Repurchased $50.5 million of our 11 percent Senior Secured Notes in December 2018 and an additional $11.6 million in January 2019, to reduce our annual interest expense by approximately $4.5 million per year.

CHICAGO – March 5, 2019 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full-year ended December 31, 2018.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “I want to thank our customers, my Ryerson and CS&W colleagues, and our suppliers for an outstanding year in all ways. We made the most of our opportunities and improved in every facet of our business while making important investments in profitable growth and positioning Ryerson to accelerate shareholder value accretion in the coming years. Our mission is creating great customer experiences that become an indispensable part of our customer’s success across a network of intelligent industrial metal service centers. Ryerson made notable strides in advancing our mission and we are poised to do more and do it better as we move into 2019.”

2018 Results

Revenues were $4.4 billion in 2018, up 31.0 percent from 2017, as average selling price per ton increased by 15.6 percent and tons shipped increased by 13.4 percent. On a same-store basis, revenues were $4.1 billion in 2018, up 20.7 percent from 2017 with average selling prices 16.0 percent higher and volumes 4.1 percent higher.

Gross margin was 17.2 percent in 2018, relatively unchanged compared to 17.3 percent in 2017. Included in cost of materials sold was net LIFO expense of $90.2 million in 2018 and $19.9 million in 2017. Gross margin, excluding LIFO and purchase accounting adjustments increased to 19.4 percent in 2018, compared with 17.9 percent in 2017. A reconciliation of gross margin, excluding LIFO and purchase accounting adjustments to gross margin is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $133.3 million, or 27.7 percent in 2018, compared to the year-ago period. On a same-store basis, expenses increased by $67.0 million, or 13.9 percent, compared to 2017 due to higher variable expenses with increased shipments, variable incentive compensation increases, and higher delivery costs due to tight trucking conditions. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 13.9 percent in 2018, or 13.5 percent on a same-store basis, compared to 14.3 percent in 2017, demonstrating the company’s ability to realize expense leverage at higher volumes.

Net income attributable to Ryerson Holding Corporation was $106.0 million, or $2.81 per diluted share, in 2018, compared to $17.1 million, or $0.46 per diluted share, in 2017. Included in 2018 results is a gain on bargain purchase related to the acquisition of CS&W of $70.0 million. Net income attributable to Ryerson Holding Corporation adjusted for one-time items was $40.4 million, or $1.07 per diluted share in 2018 compared to $13.8 million, or $0.37 per diluted share in 2017.

Adjusted EBITDA, excluding LIFO increased 67.3 percent to $308.0 million in 2018, compared to $184.1 million in 2017. Adjusted EBITDA, excluding LIFO as a percentage of sales increased to 7.0 percent in 2018 compared to 5.5 percent in the prior year. CS&W contributed $14.6 million to 2018 Adjusted EBITDA, excluding LIFO since its acquisition in the second half of 2018. Reconciliations of Adjusted EBITDA, excluding LIFO, adjusted net income attributable to Ryerson Holding Corporation, and diluted adjusted earnings per share to net income attributable to Ryerson Holding Corporation, are included below in this news release.

Working Capital and Liquidity Management

In 2018, Ryerson’s inventory balance stood at 73 days of supply, or 71 days on a same-store basis, consistent with 71 days in the year-ago period. Ryerson’s working capital management mitigated the impact of commodity volatility on our results by maintaining inventory levels between 70 and 75 days, significantly lower than the average for our peer group, while preserving working capital investment optionality.

Cash provided by operating activities was $57.4 million in 2018 compared to cash used in operating activities of $2.5 million in 2017, driven primarily by strong net income generation and exceptional working capital management in a year characterized by shifting supply chains and value chain bottlenecks. Ryerson generated $119.8 million in cash from operating activities during the fourth quarter of 2018 compared to $90.8 million of cash generated from operating activities in the fourth quarter of 2017.

As of December 31, 2018, borrowings were $536 million on our primary revolving credit facility with additional availability of $392 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $441 million compared to $338 million in 2017. Ryerson repurchased $50.5 million of our 11 percent Senior Secured Notes in December 2018 and an additional $11.6 million in January 2019, reducing annualized cash interest payments by approximately $4.5 million. Chief Financial Officer Erich Schnaufer said, “Ryerson used its ample liquidity and repurchased a portion of our outstanding Senior Secured Notes to reduce our cash interest payments while advantageously realizing opportunities afforded by intense bond market selling impulses that started late in the fourth quarter of 2018 and continued early into the first quarter of 2019. We are committed to reducing our long-term leverage while maintaining sufficient liquidity to promote growth and manage through any market conditions.”

Fourth Quarter 2018 Results

Revenues were $1,160.0 million for the fourth quarter of 2018, up 43.1 percent from the year-ago period due to increases in tons shipped of 22.8 percent and average selling price per ton of 16.5 percent. On a same-store basis, revenues increased 22.2 percent to $990.7 million in the fourth quarter of 2018 compared to the year-ago period with average selling prices 18.7 percent higher and tons shipped 3.0 percent higher.

Gross margin was 17.2 percent for the fourth quarter of 2018, an increase of 50 basis points compared to the third quarter of 2018 and an increase of 40 basis points compared to the fourth quarter of 2017. Included in cost of materials sold was LIFO expense of $0.9 million for the fourth quarter of 2018, $32.1 million for the third quarter of 2018, and $8.1 million for the fourth quarter of 2017. Gross Margin, excluding LIFO and purchase accounting adjustments decreased to 17.5 percent in the fourth quarter of 2018, compared with 19.6 percent in the third quarter of 2018 and 17.8 percent in the fourth quarter of 2017. Gross Margin, excluding LIFO and purchase accounting adjustments compressed sequentially due to rising average inventory costs and flat average selling prices experienced in the fourth quarter of 2018. A reconciliation of gross margin to gross margin, excluding LIFO and purchase accounting adjustments is included below in this news release.

Warehousing, delivery, selling, general, and administrative expenses were $171.3 million for the fourth quarter of 2018, or $139.0 million on a same-store basis, compared to $121.7 million in the year-ago period. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 14.8 percent in the fourth quarter of 2018, or 14.0 percent on a same-store basis, compared to 15.0 percent in the year-ago period, demonstrating Ryerson’s ability to realize expense leverage in an expansionary environment while integrating a major acquisition.

Net income attributable to Ryerson Holding Corporation was $0.6 million, or $0.01 per diluted share, in the fourth quarter of 2018, compared to zero in the fourth quarter of 2017. Net income attributable to Ryerson Holding Corporation adjusted for one-time items was $6.2 million, or $0.16 per diluted share, in the fourth quarter of 2018 compared to a net loss of $3.4 million, or a loss of $0.09 per diluted share in the fourth quarter of 2017. Ryerson achieved Adjusted EBITDA, excluding LIFO of $50.5 million in the fourth quarter of 2018, an increase of $9.9 million compared to the same quarter last year. Reconciliations of Adjusted EBITDA, excluding LIFO, adjusted net income attributable to Ryerson Holding Corporation, and diluted adjusted earnings per share to net income attributable to Ryerson Holding Corporation are included below in this news release.

Central Steel & Wire Results & Integration

Central Steel & Wire continued to enhance Ryerson’s commercial, processing, and operational strengths during the fourth quarter. CS&W generated fourth quarter revenues of $169.3 million with average selling prices 4.0 percent lower and tons shipped only 1.1 percent lower sequentially with 2 fewer shipping days. Adjusted EBITDA, excluding LIFO was $5.7 million in the fourth quarter, or $14.6 million in the second half of 2018. As part of Ryerson’s post-close optimization plan, CS&W has realized approximately $13 million of expense savings on an annualized basis as of the end of 2018. Further, Ryerson realized approximately $10 million of cumulative proceeds since the acquisition from real estate sales for operations that were consolidated into existing facilities. CS&W’s improved working capital management increased free cash flows by approximately $40 million in the second half of 2018. Beyond the improvements experienced directly at CS&W, Ryerson’s service centers are benefiting from complimentary commercial relationships as well as complimentary inventory and fixed assets across the combined Ryerson and CS&W footprint. CS&W’s financial performance is ahead of schedule so far, as we continue to drive toward our three-year mid-cycle objective of $600 million in revenue and $50 million in Adjusted EBITDA, excluding LIFO.

Outlook Commentary

Customer sentiment continues to be positive as we moved through the early part of 2019 supported by stronger year-over-year shipments out of the gate despite some severe winter weather across the network in late January through mid-February. We believe average selling prices remain well supported year-over-year and gross margins have begun to expand gradually after bottoming in mid-February. We expect to see continued strength in most of our end-markets while commodity pricing across carbon, aluminum, and nickel has stabilized or moved higher compared to levels transacted in the fourth quarter of 2018.

Same-store Key Financial Metrics Reconciliation

	Central Steel & Wire Company	Central Steel & Wire Company	Ryerson Same Store	Ryerson Holding Corporation
(Dollars in millions, tons in thousands)	Six Months Ended June 30, 2018	Six Months Ended December 31, 2018
Tons Shipped	218	187	1,012	1,199
Net Sales	$362.2	$347.5	$2,062.5	$2,410.0
Gross margin, excluding LIFO expense and purchase accounting adjustments	21.9%	21.8%	18.0%	18.6%
Warehousing, delivery, selling, general, and administrative expenses	$68.9	$66.3	$279.0	$345.3
Expense % of sales	19.0%	19.1%	13.5%	14.3%
Adjusted EBITDA, excluding LIFO	$12.3	$14.6	$124.6	$139.2
Adjusted EBITDA, excluding LIFO % of sales	3.4%	4.2%	6.0%	5.8%

Fourth Quarter 2018 Business Metrics

	Fourth Quarter 2018	Third Quarter 2018	Fourth Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	577	622	470	-7.2%	22.8%
Average selling price/ton	$2,010	$2,010	$1,725	—	16.5%
Average cost/ton	1,664	1,675	1,435	-0.7%	16.0%
Average cost/ton, excluding LIFO	1,662	1,623	1,418	2.4%	17.2%

Fourth Quarter 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Fourth Quarter 2018	Third Quarter 2018	Fourth Quarter 2017	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	446	479	355	-6.9%	25.6%	1.3%	22.4%
Aluminum	54	58	49	-6.9%	10.2%	-0.2%	22.0%
Stainless steel	73	79	65	-7.6%	12.3%	-3.5%	14.7%

	Net Sales (Dollars in millions)
	Fourth Quarter 2018	Third Quarter 2018	Fourth Quarter 2017	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	626	664	407	-5.7%	53.8%
Aluminum	250	268	186	-6.7%	34.4%
Stainless steel	264	296	205	-10.8%	28.8%

Twelve Months Ended December 31 Business Metrics

	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017	Year-Over-Year Change
Tons shipped (In thousands)	2,268	2,000	13.4%
Average selling price/ton	$1,944	$1,682	15.6%
Average cost/ton	1,610	1,391	15.7%
Average cost/ton, excluding LIFO	1,570	1,381	13.7%

Twelve Months Ended December 31 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,729	1,505	14.9%	17.4%
Aluminum	222	204	8.8%	19.8%
Stainless steel	302	283	6.7%	15.8%

	Sales (Dollars in millions)
	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017	Year-Over-Year Change
Carbon steel	2,287	1,696	34.8%
Aluminum	980	752	30.3%
Stainless steel	1,070	866	23.6%

Earnings Call Information

Ryerson will host a conference call to discuss its fourth quarter 2018 results Wednesday, March 6, 2019 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 7744196. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2018	2017	2018	2018	2017
NET SALES	$1,160.0	$810.6	$1,250.0	$4,408.4	$3,364.7
Cost of materials sold	960.3	674.1	1,041.8	3,650.3	2,782.2

Gross profit	199.7	136.5	208.2	758.1	582.5
Warehousing, delivery, selling, general, and administrative (1)	171.3	121.7	174.0	614.7	481.4
Restructuring and other charges	1.5	—	2.7	4.2	—

OPERATING PROFIT	26.9	14.8	31.5	139.2	101.1
Other income and (expense), net (1)(2)	(2.2)	2.1	74.2	76.7	6.6
Interest and other expense on debt	(26.0)	(23.2)	(26.0)	(99.2)	(91.0)

INCOME (LOSS) BEFORE INCOME TAXES	(1.3)	(6.3)	79.7	116.7	16.7
Provision (benefit) for income taxes	(2.0)	(6.6)	2.0	10.3	(1.3)

NET INCOME	0.7	0.3	77.7	106.4	18.0
Less: Net income attributable to noncontrolling interest	0.1	0.3	0.2	0.4	0.9

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$0.6	$—	$77.5	$106.0	$17.1

EARNINGS PER SHARE
Basic	$0.01	$—	$2.08	$2.84	$0.46

Diluted	$0.01	$—	$2.06	$2.81	$0.46

Shares outstanding—basic	37.4	37.2	37.4	37.3	37.2
Shares outstanding—diluted	37.7	37.2	37.7	37.7	37.3
Supplemental Data :
Tons shipped (000)	577	470	622	2,268	2,000
Shipping days	61	60	63	252	251
Average selling price/ton	$2,010	$1,725	$2,010	$1,944	$1,682
Gross profit/ton	346	290	335	334	291
Operating profit/ton	47	31	51	61	50
LIFO expense, net per ton	2	17	52	40	10
LIFO expense, net	$0.9	$8.1	$32.1	$90.2	$19.9
Depreciation and amortization expense	15.7	13.0	14.1	52.9	47.1
Cash flow provided by (used in) operating activities	119.8	90.8	(44.5)	57.4	(2.5)
Capital expenditures	(8.7)	(9.3)	(8.3)	(38.4)	(25.1)

(1)

As a result of adopting Accounting Standards Update 2017-07, "Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost," we have reclassified a $2.4 million benefit in the fourth quarter of 2017 and a $8.9 million benefit in the year ended December 31, 2017 from Warehousing, delivery, selling, general, and administrative expense to Other income and (expense), net.

(2)

The fourth quarter of 2018 includes a $3.2 million reduction to the gain on bargain purchase, the third quarter of 2018 includes a $73.2 million gain on bargain purchase, and the year 2018 includes a $70.0 million gain on bargain purchase related to our Central Steel & Wire acquisition.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA, Adjusted EBITDA, and gross profit reconciliations

See Schedule 3 for EPS reconciliation

See Schedule 4 for Free Cash Flow reconciliation

See Schedule 5 for Adjusted EPS versus Prior Estimate

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$23.2	$77.4
Restricted cash	1.1	1.1
Receivables, less provisions of $2.5 in 2018 and $4.9 in 2017	521.0	376.3
Inventories	806.3	616.5
Prepaid expenses and other current assets	61.5	32.6

Total current assets	1,413.1	1,103.9
Property, plant, and equipment, at cost	838.0	742.7
Less: accumulated depreciation	349.0	319.8

Property, plant, and equipment, net	489.0	422.9
Deferred income taxes	—	17.9
Other intangible assets	58.1	46.9
Goodwill	120.3	115.3
Deferred charges and other assets	5.8	5.0

Total assets	$2,086.3	$1,711.9

Liabilities
Current liabilities:
Accounts payable	$390.2	$275.0
Salaries, wages, and commissions	66.6	40.3
Other accrued liabilities	77.0	58.4
Short-term debt	27.3	21.3
Current portion of deferred employee benefits	7.9	7.7

Total current liabilities	569.0	402.7
Long-term debt	1,126.0	1,024.4
Deferred employee benefits	258.4	243.5
Other noncurrent liabilities	57.0	48.7

Total liabilities	2,010.4	1,719.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2018 and 2017	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,656,505 and 37,421,081 shares issued at 2018 and 2017, respectively	0.4	0.4
Capital in excess of par value	381.0	377.6
Retained earnings (accumulated deficit)	14.2	(95.1)
Treasury stock, at cost—Common stock of 212,500 shares in 2018 and 2017	(6.6)	(6.6)
Accumulated other comprehensive loss	(315.8)	(286.3)

Total Ryerson Holding Corporation Stockholders' Equity (Deficit)	73.2	(10.0)
Noncontrolling interest	2.7	2.6

Total Equity (Deficit)	75.9	(7.4)

Total Liabilities and Stockholders' Equity	$2,086.3	$1,711.9

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2018	2017	2018	2018	2017
Net income attributable to Ryerson Holding Corporation	$0.6	$—	$77.5	$106.0	$17.1
Interest and other expense on debt	26.0	23.2	26.0	99.2	91.0
Provision (benefit) for income taxes	(2.0)	(6.6)	2.0	10.3	(1.3)
Depreciation and amortization expense	15.7	13.0	14.1	52.9	47.1

EBITDA	$40.3	$29.6	$119.6	$268.4	$153.9
Gain on bargain purchase	3.2	—	(73.2)	(70.0)	—
Reorganization	1.8	1.3	3.0	6.1	4.1
Foreign currency transaction (gains) losses	(1.6)	0.2	0.5	(2.5)	2.0
Loss on retirement of debt	1.7	—	—	1.7	—
Impairment charges on assets	—	—	—	—	0.2
Purchase consideration and other transaction costs	3.8	1.3	6.7	14.3	3.9
Other adjustments	0.4	0.1	—	(0.2)	0.1

Adjusted EBITDA	$49.6	$32.5	$56.6	$217.8	$164.2

Adjusted EBITDA	$49.6	$32.5	$56.6	$217.8	$164.2
LIFO expense, net	0.9	8.1	32.1	90.2	19.9

Adjusted EBITDA, excluding LIFO expense, net	$50.5	$40.6	$88.7	$308.0	$184.1

Net sales	$1,160.0	$810.6	$1,250.0	$4,408.4	$3,364.7
Adjusted EBITDA, excluding LIFO expense, net, as a percentage of net sales	4.4%	5.0%	7.1%	7.0%	5.5%

Gross profit	$199.7	$136.5	$208.2	$758.1	$582.5
Gross margin	17.2%	16.8%	16.7%	17.2%	17.3%

Gross profit	$199.7	$136.5	$208.2	$758.1	$582.5
LIFO expense, net	0.9	8.1	32.1	90.2	19.9

Gross profit, excluding LIFO expense, net	$200.6	$144.6	$240.3	$848.3	$602.4

Gross margin, excluding LIFO expense, net	17.3%	17.8%	19.2%	19.2%	17.9%

Gross profit	$199.7	$136.5	$208.2	$758.1	$582.5
LIFO expense, net	0.9	8.1	32.1	90.2	19.9
Purchase accounting adjustments	2.2	—	4.7	6.9	—

Gross profit, excluding LIFO expense, net, and purchase accounting adjustments	$202.8	$144.6	$245.0	$855.2	$602.4

Gross margin, excluding LIFO expense, net, and purchase accounting adjustments	17.5%	17.8%	19.6%	19.4%	17.9%

Note:

EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales, and gross margin, excluding LIFO expense (income), net and purchase accounting adjustments, which is calculated as gross profit plus LIFO expense (or minus LIFO income) and purchase accounting adjustments divided by net sales. We have excluded LIFO expense (income), net and purchase accounting adjustments from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do as well as remove the effect of non-cash purchase accounting adjustments. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, gross margin excluding LIFO expense (income), net and purchase accounting adjustments, Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales, and Adjusted EBITDA, excluding LIFO expense (income), net, and purchase accounting adjustments as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share

(Dollars and Shares in Millions, Except Per Share Data)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2018	2017	2018	2018	2017
Net income attributable to Ryerson Holding Corporation	$0.6	$—	$77.5	$106.0	$17.1
Gain on bargain purchase	3.2	—	(73.2)	(70.0)	—
Restructuring and other charges	1.5	—	2.7	4.2	—
Impairment charges on assets	—	—	—	—	0.2
Loss on retirement of debt	1.7	—	—	1.7	—
Benefit from income tax reform	—	(3.4)	—	—	(3.4)
Benefit for income taxes	(0.8)	—	(0.7)	(1.5)	(0.1)

Adjusted Net income (loss) attributable to Ryerson Holding Corporation	$6.2	$(3.4)	$6.3	$40.4	$13.8

Diluted Adjusted Earnings (loss) per share	$0.16	$(0.09)	$0.17	$1.07	$0.37

Adjusted Net income (loss) attributable to Ryerson Holding Corporation	$6.2	$(3.4)	$6.3	$40.4	$13.8
LIFO Expense, Net adjusted for income tax effect	0.7	5.0	23.8	66.7	12.2

Adjusted Net income attributable to Ryerson Holding Corporation excluding LIFO expense, net	$6.9	$1.6	$30.1	$107.1	$26.0

Diluted Adjusted Earnings per share excluding LIFO expense, net	$0.18	$0.04	$0.80	$2.84	$0.70

Shares outstanding—diluted	37.7	37.2	37.7	37.7	37.3

Note:	Adjusted Net income and Adjusted Earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Cash Flow from Operations to Free Cash Flow Yield

(Dollars in Millions)

	Fourth Quarter		Third Quarter	Year Ended December 31,
	2018	2017	2018	2018	2017
Net cash provided by (used in) operating activities	$119.8	$90.8	$(44.5)	$57.4	$(2.5)
Capital expenditures	(8.7)	(9.3)	(8.3)	(38.4)	(25.1)
Proceeds from sales of property, plant, and equipment	5.2	0.1	0.3	5.9	3.8

Free Cash Flow	$116.3	$81.6	$(52.5)	$24.9	$(23.8)

Market Capitalization	$237.4	$387.0	$423.1	$237.4	$387.0
Free Cash Flow Yield	49.0%	21.1%	-12.4%	10.5%	-6.1%

Note:	Market capitalization is calculated using December 31, 2018, September 30, 2018, and December 31, 2017 stock prices and shares outstanding.

Schedule 5

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Impact of LIFO Expense (Income) Estimate Versus Actual Results Adjusted Net Income and Adjusted Earnings Per Share

(Dollars in Millions)

Fourth Quarter
2018
Adjusted Net income attributable to Ryerson Holding Corporation (see Schedule 3)	$6.2
Less: Estimated vs. Actual LIFO Expense (Income) per third quarter 2018 earnings call	(10.9)
Less: Provision for income taxes on LIFO Income	2.8

Adjusted Net income attributable to Ryerson Holding Corporation excluding LIFO income based on third quarter LIFO income estimate	$14.3

Diluted Adjusted Earnings per share excluding LIFO income excluding impact of third quarter estimated vs. actual LIFO expense (income)	$0.38

Shares outstanding—diluted	37.7

Note:

Adjusted Net income attributable to Ryerson Holding Corporation and adjusted earnings per share excluding LIFO income based on third quarter LIFO income estimate is presented to provide a means of comparison between Ryerson's earnings in the fourth quarter of 2018 and management's estimate of LIFO income as of the third quarter 2018 as reported on our earnings call and actual earnings during the fourth quarter of 2018.